Exhibit 10.5

FOURTH AMENDMENT TO
PROMISSORY NOTE

THIS FOURTH AMENDMENT TO PROMISSORY NOTE (this "Fourth Amendment") is entered into effective as of March 31, 2023, by and among Western Alaska Copper & Gold Company, an Alaska corporation, and Joe Piekenbrock, a resident of Colorado.

RECITALS

A.            Western Alaska Copper & Gold is the maker ("Maker) of and Joe Piekenbrock is the holder ("Holder") of that certain "Promissory Note" dated March 31, 2021, in the principal amount of three million, six hundred and ninety-eight thousand dollars ($3,698,000.00) ("Original Note"), as amended by that certain "First Amendment to Promissory Note" dated as of August 16, 2021, by that certain "Second Amendment to Promissory Note" dated as of October 1, 2021 and that certain "Third Amendment to Promissory Note" dated as of March 31, 2022 (collectively, the "Promissory Note").

B.            As of the date of this Fourth Amendment, the principal balance of the Promissory Note is $2,700,000.00.

C.            Maker and Holder desire to amend the Promissory Note, all as more fully set forth in the Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Interest Rate. The ''INTEREST RATE" section of the Promissory Note is amended and restated as follows:

INTEREST RATE. Commencing on April 1, 2023, interest shall accrue on the outstanding principal balance hereof at a rate equal to five per cent (5.0%) per annum.

2.            Payments. The "PAYMENTS" section of the Promissory Note, as amended, is amended and restated as follows:

PAYMENTS. Note: Maker shall make the following payments under this Promissory

(i)            a principal reduction payment of $1,500,000.00, together with accrued interest on the outstanding principal balance of this Promissory Note, shall be due February 1, 2024;

(ii)           in the event that Maker's parent company, Western Alaska Minerals Corp., closes an additional financing round in calendar 2023 after the round commenced April 11, 2023, a principal reduction payment of $500,000, to be applied against the principal reduction payment set forth in Subsection (i) above, together with accrued interest on the outstanding principal balance of this Promissory Note, shall be due and payable upon closing of such round;

(iv)          commencing March 1, 2024, and on the first day of each month thereafter, interest-only payments equal to the accrued interest on the outstanding principal balance of this Promissory Note, shall be due and payable; and

(iv)          the remaining principal balance, together with accrued interest on the outstanding principal balance of this Promissory Note, shall be all due and payable February 1, 2025.

2.            Miscellaneous. If not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Promissory Note. In the event of conflict between the terms hereof and the terms of the Promissory Note, the terms hereof shall control. Upon full execution hereof, this Amendment shall be appended to the Promissory Note and shall be considered a part thereof for all purposes.

3.            Counterparts. This Fourth Amendment may be executed in counterparts. Any set of identical counterparts containing the signatures of all parties shall be deemed to constitute one instrument, and each such set of counterparts shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment effective as of the date first set forth above.

MAKER:

Western Alaska Copper & Gold Company,
an Alaska corporation

By:	/s/ Kit Marrs
President

HOLDER:

/s/ Joe Piekenbrock
Joe Piekenbrock

2